UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 26, 2018 (March 21, 2018)

comScore, Inc.
(Exact name of registrant as specified in charter)

Delaware	001–33520	54–1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
(Address of principal executive offices, including zip code)
(703) 438–2000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.
On March 26, 2018, comScore, Inc. (the “Company”) issued a press release announcing that the Company had filed its Annual Report on Form 10-K for the year ended December 31, 2017 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2017. A copy of the press release announcing the foregoing is furnished as Exhibit 99.1 hereto.
The information in this Item 2.02, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Director Resignation
On March 25, 2018, Susan Riley notified the Company of her resignation from the Board of Directors (the “Board”) of the Company, effective as of such date. At the time of her resignation, Ms. Riley served as Board Chair and Chair of the Audit Committee of the Board.
In connection with her resignation, the Company and Ms. Riley entered into a consulting agreement, dated as of March 25, 2018 (the “Consulting Agreement”), pursuant to which Ms. Riley has agreed to serve as a consultant to the Company during the period from April 1, 2018 until December 31, 2018 (the “Consulting Period”). The Consulting Agreement provides that Ms. Riley will be paid a consulting fee of $33,500 per month during the Consulting Period.
The Consulting Agreement also provides that, in addition to the compensation due to Ms. Riley for her services as a director through the date of her resignation, Ms. Riley will also be entitled to receive 8,320 fully vested shares of the Company’s common stock, which Ms. Riley would otherwise have been entitled to receive for her services as a non-employee director during the 2017-18 term pursuant to the Company’s existing director compensation program, as promptly as practicable when the Company is able to issue such shares in accordance with applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and the terms and conditions of any applicable Company equity plan.
The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the Consulting Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.
Director Appointment
Effective March 26, 2018, the Board, on the recommendation of its Nominating and Governance Committee, appointed Dale Fuller to the Board. Mr. Fuller will serve on the Board as a Class III director. Mr. Fuller has not yet been appointed to any Board committees as of the date hereof.
As a non-employee director, Mr. Fuller will be compensated in accordance with the Company’s director compensation program as described in the section titled “2017 Director Compensation” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on March 23, 2018. In connection with his appointment, Mr. Fuller will also enter into the Company’s form indemnification agreement for directors and executive officers. The form indemnification agreement generally requires the Company to indemnify directors to the fullest extent permitted by law.
On March 26, 2018, the Company issued a press release announcing the foregoing Board changes, a copy of which is attached hereto as Exhibit 99.2.

2018 Executive Short-Term Incentive Plan
On March 21, 2018, the Compensation Committee of the Board established performance goals and targets for annual incentive awards that the Company’s executive officers are eligible to earn for fiscal year 2018. The following table sets forth the 2018 target awards for the Company’s current named executive officers, presented as a percentage of base salary:

Name	Target Award (% of Base Salary)
William Livek President and Executive Vice Chairman	100%
Gregory Fink Chief Financial Officer	75%
Carol DiBattiste General Counsel & Chief Compliance, Privacy and People Officer	80%

For each of the Company’s executive officers, including the named executive officers, 70% of the target award will be based on the Company’s achievement of pre-established goals relating to 2018 revenue and adjusted earnings before interest, taxes, depreciation and amortization. The remaining 30% of each executive officer’s target award will be based on the Company’s achievement of pre-established strategic and operating milestones. Actual amounts payable under the short-term incentive plan can range from 0% to 200% of the target award, based upon the extent to which performance under each of the criteria meets, exceeds or is below target as determined by the Compensation Committee.
Item 8.01 Other Events.
2018 Annual Meeting of Stockholders
On March 26, 2018, the Company announced that its 2018 annual meeting of stockholders (the “Annual Meeting) will be held on May 30, 2018. The close of business on April 13, 2018 has been set as the record date for the determination of stockholders of the Company entitled to notice of and to vote at the Annual Meeting. For a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, such stockholder proposal must be properly submitted to and received by the Company’s Corporate Secretary no later than the close of business on April 3, 2018.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Consulting Agreement, dated as of March 25, 2018, by and between comScore, Inc. and Susan Riley
99.1	Press release dated March 26, 2018
99.2	Press release dated March 26, 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

By:	/s/ Carol A. DiBattiste
Carol A. DiBattiste
General Counsel & Chief Compliance, Privacy and People Officer
Date: March 26, 2018

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